Exhibit 99.1

BLONDER TONGUE ANNOUNCES DEATH OF SENIOR VICE PRESIDENT AND CHIEF FINANCIAL OFFICER ERIC SKOLNIK

Old Bridge, N.J. – February 23, 2023 – It is with great sadness that Blonder Tongue Laboratories, Inc. (OTCQB: BDRL) Board of Directors announce the death of Senior Vice President and Chief Financial Officer, Eric S. Skolnik. He was 58.

“Eric was a most trusted friend and business colleague,” says Bob Palle, incoming CEO of Blonder Tongue. “Eric cared for each and every person that makes up the Blonder Tongue family. Eric’s tireless work ethic and caring nature would lighten your workload and brighten your outlook following any interaction with him. We loved Eric. Our hearts are with his family at this difficult time. May he rest in peace.”

Eric joined Blonder Tongue as the Corporate Controller starting in May 2000, and quickly rose to become Chief Financial Officer in May 2001. He was promoted to Senior Vice President in 2003, the position he held for the last 20 years, as well as serving on Blonder Tongue’s Board of Directors as Secretary, and also Treasurer. He previously worked as a certified public accountant with BDO USA, LLP. A graduate of Rutgers University, Mr. Skolnik held a Bachelor of Science degree in Accounting.

Michael Censoplano has been appointed Interim CFO. More announcements will follow as details become available.

ABOUT BLONDER TONGUE

Blonder Tongue Laboratories, Inc. is the oldest designer and manufacturer of telecommunications and cable television video transmission technology in the USA. The majority of our products continue to be designed and built in our state-of-the-art New Jersey facility, which has been the Company’s home for more than 50 years. Blonder Tongue Labs offers U.S.-based engineering and manufacturing excellence with an industry reputation for delivering ultra-high reliability products. As a leader in cable television system design, the Company provides service operators and systems integrators with comprehensive solutions for the management and distribution of digital video, IPTV and high-speed data services, as well as RF broadband distribution over fiber, IP, and Coax networks for homes and businesses. Additional information on the Company and its products can be found at www.blondertongue.com

CONTACTS

Liz Rapelye

Senior Director, Marketing, Sales & Service

lrapelye@blondertongue.com

732-679-4000